Exhibit 99.1

Suzanne F. Shank Joins CMS Energy and Consumers Energy Boards of Directors

JACKSON, Mich., Jan. 18, 2019 — Suzanne F. Shank has been elected to CMS Energy’s and Consumers Energy’s Boards of Directors, effective January 18, 2019. Shank has served since 1996 as chief executive officer and co-founder, and since 2015 as chairwoman, of Siebert Cisneros Shank & Co., L.L.C., a full-service investment bank that has managed or co-managed over $2 trillion in municipal bond, corporate bond and equity transactions.

Shank brings over 30 years of experience in the financial services industry, including extensive experience developing strategies for new business growth nationally and managing financial, operational and regulatory matters. Prior to her financial services career, Shank was a structural engineer for General Dynamics. Shank currently serves on the board of Pensare Acquisition Corp. and has extensive involvement within community service organizations in the greater Detroit area and serves on other Boards throughout the country. She is also a member of the International Women’s Forum and the Securities and Exchange Commission’s Fixed Income Market Structure Advisory Committee.

Shank will serve on the Audit Committee and Finance Committee for each of the CMS Energy and Consumers Energy boards.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business. It also owns and operates independent power generation businesses.

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Media Contacts: Katie Carey, 517/788-2395 or Brian Wheeler, 517/788-2394

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590